EXHIBIT 21
Subsidiaries of the Registrant
Abeona Therapeutics LLC, an Ohio company
Abeona Therapeutics Europe, S.L., a Spanish company
MacroChem Corporation, a Delaware company
Virium Pharmaceuticals, Inc., a Delaware company